Exhibit 99.1
LOUIS SILVERMAN APPOINTED TO QUESTCOR BOARD OF DIRECTORS
UNION CITY, CA/DECEMBER 11, 2009-— Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR) announced today that Louis E. Silverman has been appointed to its Board of Directors. Mr. Silverman, 51 is currently Chief Executive Officer of privately-held Marina Medical Billing Service Inc. based in Cerritos, CA, , a company focused on providing revenue cycle management services to emergency room physicians nationally.
Prior to joining Marina Medical in August of this year, Mr. Silverman was President and Chief Executive Officer of LifeComm, Inc., a Qualcomm Incorporated incubated wireless health services start-up. Prior to Lifecomm. Mr. Silverman had a very successful eight-year tenure as President and Chief Executive Officer of Quality Systems Inc (NASDAQ: QSII), where he led the developer of medical and dental practice management software to 600% organic revenue growth and an increase in market value from $42 million to $1.2 billion. Previously, Mr. Silverman was the Chief Operations Officer of Corvel Corporation. He earned a Bachelor of Arts degree from Amherst College and a Masters in Business Administration from Harvard Graduate School of Business Administration.
“Lou brings to our Board and shareholders a very strong background in the healthcare industry,” said Virgil Thompson, Chairman of Questcor’s Board of Directors. “In addition, he has developed a reputation for building shareholder value at both the private and public company level. Lou’s experience, as well as his broad industry knowledge, will provide us with a unique perspective as we continuously explore additional opportunities for our product, H.P. Acthar® Gel to meet the unmet medical needs of patients. We look forward to his contributions.”
About Questcor
Questcor Pharmaceuticals, Inc. is a pharmaceutical company that markets H.P. Acthar® Gel (repository corticotropin injection). H.P. Acthar Gel (“Acthar”) is an injectable drug that is approved for the treatment of certain disorders with an inflammatory component, including the treatment of exacerbations associated with multiple sclerosis (“MS”) and to induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that is due to lupus erythamatosus. In addition, Acthar is not indicated for, but is used in treating patients with infantile spasms (“IS”), a rare form of refractory childhood epilepsy, and opsoclonus myoclonus syndrome, a rare autoimmune-related childhood neurological disorder. The Company also markets Doral® (quazepam), which is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. For more information, please visit www.questcor.com.
Note: Except for the historical information contained herein, this press release contains forward-looking statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “if,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the following:

—	Questcor’s ability to continue to successfully implement its Acthar-centric business strategy, including its expansion in the MS marketplace;
—	Questcor’s ability to manage its sales force expansion;
—	FDA approval of and the market introduction of competitive products and our inability to market Acthar in IS prior to approval of IS as a labeled indication;
—	Questcor’s ability to operate within an industry that is highly regulated at both the Federal and state level;
—	Regulatory changes or actions including Federal or State health care reform initiatives;
—	Questcor’s ability to accurately forecast the demand for its products;
—	The gross margin achieved from the sale of its products;
—	Questcor’s ability to estimate the quantity of Acthar used by government entities and Medicaid-eligible patients;
—	That the actual amount of rebates and chargebacks related to the use of Acthar by government entities, including the Department of Defense Tricare network, and Medicaid-eligible patients may differ materially from Questcor’s estimates;
—	Questcor’s expenses and other cash needs for upcoming periods;
—	The inventories carried by Questcor’s distributors, specialty pharmacies and hospitals;
—	Volatility in Questcor’s monthly and quarterly Acthar shipments and end-user demand;
—	Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all;
—	Questcor’s ability to attract and retain key management personnel;
—	Questcor’s ability to utilize its NOLs to reduce income taxes on taxable income ;
—	Research and development risks, including risks associated with Questcor’s sNDA for IS and its preliminary work in the area of nephrotic syndrome;
—	Uncertainties regarding Questcor’s intellectual property;
—	The uncertainty of receiving required regulatory approvals in a timely way, or at all;
—	Uncertainties in the credit and capital markets and the impact a further deterioration of these markets could have on Questcor’s investment portfolio;
—	As well as the risks discussed in Questcor’s annual report on

Form 10-K for the year ended December 31, 2008 and other
documents filed with the Securities and Exchange Commission.
The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.
Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
For more information, please visit www.questcor.com or www.acthar.com or contact:

Questcor:	Investors:	Media:
Don Bailey	EVC Group, Inc.	EVC Group, Inc.
dbailey@Questcor.com	Doug Sherk	Chris Gale
510-400-0776	415-896-6820	646-201-5431